Exhibit 8.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

, 2013

(202) 274-2000

Board of Directors

Sunnyside Federal Savings and Loan Association of Irvington

56 Main Street

Irvington, New York 10533

Re:                             Federal Income Tax Opinion Relating to the Conversion of Sunnyside Federal
Savings and Loan Association of Irvington from a Federal Mutual Savings
Association into a Federal Stock Savings Association

Ladies and Gentlemen:

In accordance with your request, set forth below is the opinion of this firm relating to the material federal income tax consequences of the proposed conversion (the “Conversion”) of Sunnyside Federal Savings and Loan Association of Irvington (the “Association”) from a federal mutual savings association to a federal stock savings association (“Stock Association”).  In the Conversion, all of the Association’s to-be-issued stock will be acquired by Sunnyside Bancorp, Inc., a newly organized Maryland corporation (the “Holding Company”).

For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Holding Company’s Registration Statement on Form S-1 relating to the proposed issuance of up to 690,000 shares (at the maximum of the offering range) of common stock, par value $0.01 per share, and the Plan of Conversion of Sunnyside Federal Savings and Loan Association of Irvington adopted by the Association on March 12, 2013 (the “Plan”), the Federal Mutual Charter of the Association, and the Articles of Incorporation and Bylaws of the Holding Company.  In such examination, we have assumed and have not independently verified the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures.  We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.  Capitalized terms used herein but not defined herein shall have the same meaning as set forth in said documents.

In issuing our opinion, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of the Association at a meeting duly called and held, that the Association will comply with the terms and conditions of the Plan, and that the various representations and warranties that are provided to us are accurate, complete, true and correct.  Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing.  We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Regulations”) thereunder, current administrative rulings, notices and procedures, and court decisions.  Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time.  Any such change could affect the continuing validity of the opinions set forth below.  This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinion, we have assumed that the persons and entities identified in the Plan will at all times comply with applicable state and federal laws and the factual representations of the Association.  In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan.  Any variations may affect the opinions we are rendering.  For purposes of this opinion, we are relying on the factual representations provided to us by the Association, which are incorporated herein by reference.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

BACKGROUND

The Association is a federal mutual savings association that is in the process of converting to a federal stock savings association.  As a federal mutual savings association, the Association has no authorized capital stock.  Instead the Association, in mutual form, has a unique equity structure.  A depositor in the Association is entitled to payment of interest on his account balance as declared and paid by the Association.  A depositor has no right to a distribution of any earnings of the Association except for interest paid on his deposit, but rather, such earnings become retained earnings of the Association.  However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Association is liquidated.  All of the interests held by a depositor cease when such depositor closes his account with the Association.  In connection with and at the time of the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation rights in the Association for an interest in a liquidation account (“Liquidation Account”) established at the Stock Association.

PROPOSED TRANSACTION

The Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transactions described herein, to engage in business as a savings association holding company and to hold all of the stock of the Stock Association.  The Holding Company will issue shares of its voting common stock (“Common Stock”), upon completion of the mutual-to-stock conversion of the Association, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan provides for the offer and sale of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of the Association, (ii) the Association’s tax-qualified employee stock benefit plans, including the newly formed employee stock ownership plan and the Association’s 401(k) plan, (iii) Supplemental Eligible Account Holders of the Association, and (iv) Other Members of the Association, all as described in the Plan.  All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Common Stock.  If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering with a preference given to residents of Westchester, Putnam and Rockland Counties, New York (“Community Offering”) for the sale of shares not purchased under the preference categories, and a syndicated community offering (“Syndicated Community Offering”) for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share.  The aggregate purchase price at which all Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Association, as converted.  The estimated pro forma market value will be determined by Keller & Company, Inc., an independent appraiser.  The conversion of the Association from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Association to the Holding Company will be deemed effective concurrently with the closing of the sale of the Common Stock.

OPINION OF COUNSEL

Based solely upon the foregoing information, we render the following opinion:

1.                                      The change in the form of operation of the Association from a federal mutual savings association to a federal stock savings association, as described above, will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Association or to Stock Association as a result of such Conversion.  See Rev. Rul. 80-105, 1980-1 C.B. 78.  The Association and Stock Association will each be a party to a reorganization within the meaning of Code Section 368(b).  Rev. Rul. 72-206, 1972-1 C.B. 104.

2.                                      No gain or loss will be recognized by Stock Association on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of the Common Stock.  Code Section 1032(a).

3.                                      The assets of the Association will have the same basis in the hands of Stock Association as they had in the hands of the Association immediately prior to the Conversion.  Code Section 362(b).

4.                                      The holding period of the Association’s assets to be received by Stock Association will include the period during which the assets were held by the Association prior to the Conversion.  Code Section 1223(2).

5.                                      No gain or loss will be recognized by the account holders of the Association upon the issuance to them of withdrawable deposit accounts in Stock Association in the same dollar amount and under the same terms as their deposit accounts in the Association and no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon receipt by them of an interest in the Liquidation Account of Stock Association, in exchange for their ownership interests in the Association.  Code Section 354(a).

6.                                      The basis of the account holders’ deposit accounts in the Stock Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor.  The basis of each Eligible Account Holder’s, Supplemental Eligible Account Holder’s and Other Member’s interests in the Liquidation Account of the Stock Association will be zero, that being the cost of such property.

7.                                      It is more likely than not that the fair market value of the nontransferable subscription rights to purchase the Common Stock will be zero.  Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase the Common Stock.  No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.  Rev. Rul. 56-572, 1956-2 C.B. 182.

8.                                      It is more likely than not that the basis of the Common Stock to its stockholders will be the purchase price thereof.  (Section 1012 of the Code).  The stockholder’s holding period will commence upon the exercise of the subscription rights.  (Section 1223(5) of the Code).

9.                                      For purposes of Section 381 of the Code, the Stock Association will be treated as if there had been no reorganization.  Accordingly, the taxable year of the Association will not end on the effective date of the Conversion merely because of the transfer of assets of the Association to the Stock Association, and the tax attributes of the Association will be taken into account by the Stock Association as if there had been no reorganization.  (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

10.                               The part of the taxable year of the Association before the reorganization and the part of the taxable year of Stock Association after the reorganization will constitute a single taxable year of Stock Association.  See Rev. Rul. 57-276, 1957-1 C.B. 126.  Consequently, the Association will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion.  Treas. Reg. Section 1.381(b)-1(a)(2).

11.                               The tax attributes of the Association enumerated in Code Section 381(c) will be taken into account by Stock Association.  Treas. Reg. Section 1.381(b)-1(a)(2).

Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Association or its successor, Stock Association, under the Code.

Our opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights.  Our opinion under paragraphs 7 and 8 is based on the facts that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase Common Stock at the same price to be paid by members of the general public in any Community Offering.  We also note that Keller & Company, Inc. has issued a letter dated March 15, 2013 stating that the subscription rights will have no ascertainable market value.  We further note that the Internal Revenue Service has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights.  If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Association may be taxable on the distribution of the subscription rights.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Form AC, Application for Approval of Conversion as filed with the Office of the Comptroller of the Currency, and Application H-(e)(1)S as filed with the Board of Governors of the Federal Reserve System  (the “Filings”) with respect to the Conversion, as applicable.  We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Filings.

USE OF OPINION

This opinion may not be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent.  We expressly consent to the use of and reliance on this opinion by Fontanella and Babitts in issuing its state tax opinion to the Association.

Very truly yours,

/s/
LUSE GORMAN POMERENK & SCHICK,
A PROFESSIONAL CORPORATION